Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-145695), Form S-8 (No. 333-172335) and Form S-3 (No. 333-182855) of Community Partners Bancorp of our report dated March 29, 2013, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC
ParenteBeard LLC
Clark, New Jersey
March 29, 2013